Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2014 RESULTS

JACKSON, Miss. (September 30, 2013) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the first quarter of fiscal 2014 ended August 31, 2013.

For the first quarter of fiscal 2014, net sales were $319.5 million, an increase of 17 percent compared with net sales of $272.9 million for the first quarter of fiscal 2013. The Company reported net income of $8.8 million, or $0.36 per basic and diluted share, for the first quarter of fiscal 2014 compared with net income of $9.4 million, or $0.39 per basic and diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with our sales performance for the first quarter of fiscal 2014, marking a strong start to fiscal 2014. These results reflect higher volumes and higher average selling prices compared with the first quarter last year. Specialty eggs have continued to gain in popularity with consumers and accounted for 16.2 percent of dozens sold and 24.6 percent of total shell egg sales for the first quarter. The average selling price of specialty eggs also increased 5.5 percent over the first quarter last year. Cal-Maine Foods is well positioned to capitalize on the growing demand for specialty eggs and we will continue to focus on enhancing our product mix with a full complement of conventional, cage-free, organic and nutritionally enhanced eggs.

“Our operations have run well this summer, however, our overall production costs were higher during the first quarter than a year ago,” added Baker. “Market prices for grain have remained high through the first quarter and our feed costs were up 3.4 cents per dozen, or 6.7 percent, compared with the same period last year. However, we are encouraged by the favorable growing conditions this summer, which have improved the yield of this year’s corn and soybean crops. As a result, prices have already come down from the previous high levels and we expect to incur lower feed costs for the remainder of fiscal 2014. Regardless of market conditions, we remain focused on managing our operations efficiently and meeting the needs of our customers. We believe we have the right growth strategy in place and look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2014.”

For the first quarter of fiscal 2014, Cal-Maine Foods will pay a cash dividend of approximately $0.068 per share to holders of its common and Class A common stock. Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The Company experienced a loss of $3.8 million, or $0.16 per share, in the fourth quarter of fiscal 2013, due to the previously disclosed settlement of a direct purchaser class claim against the Company, resulting in a one-time charge of $17.0 million, or $0.71 per basic share, after tax. Therefore, the Company did not pay a dividend for the fourth quarter of fiscal 2013. The dividend for the first quarter of fiscal 2014 is calculated on a cumulative basis from the date of the last quarter for which a dividend was paid. The amount of net income available for the dividend calculation is therefore reduced by the previous quarter’s loss. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable November 14, 2013, to shareholders of record on October 30, 2013.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	▪ JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports First Quarter Fiscal 2014 Results

September 30, 2013

Selected operating statistics for the first quarter of fiscal 2014 compared with the prior year period are shown below:

	13 Weeks Ended
	August 31, 2013	September 1, 2012
Dozen Eggs Sold (000)	242,549	210,061
Dozen Eggs Produced (000)	179,727	157,902

% Specialty Sales (dozen)	16.2%	16.1%

Net Average Selling Price (dozen)	$1.253	$1.238
Feed Cost (dozen)	$0.544	$0.510

% Specialty Sales Dollars	24.6%	23.5%

On November 15, 2012, the Company purchased the commercial egg assets of Maxim Production Co., Inc. Excluding the acquisition, for the thirteen-week period ended August 31, 2013, net sales were $291.6 million and dozens sold were 218.3 million, an increase of $18.7 million and 8.2 million dozen compared to the same period last year.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 1, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2014 Results

September 30, 2013

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended
	August 31, 2013	September 1, 2012
Net sales	$319,528	$272,928
Gross profit	44,911	44,715
Operating income	11,070	15,597
Other income (loss)	2,711	(896)
Income before income taxes and noncontrolling interest	13,781	14,701
Income before income taxes attributable to Cal-Maine Foods, Inc.	13,639	14,596

Net income	$8,756	$9,415

Net income per share:
Basic	$0.36	$0.39
Diluted	$0.36	$0.39
Weighted average shares outstanding
Basic	24,039	23,921
Diluted	24,131	23,958

SUMMARY BALANCE SHEETS

	August 31, 2013	June 1, 2013
ASSETS
Cash and short-term investments	$164,232	$182,888
Receivables	84,463	82,586
Inventories	145,083	147,993
Prepaid expenses and other current assets	5,047	1,414
Current assets	398,825	414,881

Property, plant and equipment (net)	269,522	266,008
Other noncurrent assets	57,973	64,738
Total assets	$726,320	$745,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$74,266	$99,827
Current maturities of long-term debt	9,878	10,373
Deferred income taxes	21,251	19,995
Current liabilities	105,395	130,195

Long-term debt, less current maturities	52,415	54,647
Deferred income taxes and other liabilities	42,844	42,741
Stockholders' equity	525,666	518,044
Total liabilities and stockholders' equity	$726,320	$745,627

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